Exhibit 5.1

June 10, 2016

SolarCity Corporation

3055 Clearview Way
San Mateo, California 94402

Ladies and Gentlemen:

We have acted as special counsel to SolarCity Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-199321) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on October 15, 2014, and the Prospectus dated October 15, 2014 included in the Registration Statement (the “Prospectus”), as supplemented by the Prospectus Supplement dated June 10, 2016 (the “Prospectus Supplement”), filed by the Company with the Commission under Rule 424(b) on June 10, 2016, relating to the issuance by the Company of up to (i) $90,000,000 aggregate principal amount of 4.40% Solar Bonds, Series 2016/11-1 (the “Series 11 Solar Bonds”); and (ii) $5,000,000 aggregate principal amount of 5.25% Solar Bonds, Series 2016/12-5 (the “Series 12 Solar Bonds” and together with the Series 11 Solar Bonds, the “Solar Bonds”) through the Company’s online platform (“Platform”).

The Series 11 Solar Bonds are to be issued under and pursuant to the provisions of an indenture dated as of October 15, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the One Hundred-and-Eightieth Supplemental Indenture dated as of June 10, 2016, between the Company and the Trustee (the “One Hundred-and-Eightieth Supplemental Indenture”).  The Series 12 Solar Bonds are to be issued under the Base Indenture, as supplemented by the One Hundred-and-Eighty-First Supplemental Indenture dated as of June 10, 2016, between the Company and the Trustee (the “One Hundred-and-Eighty-First Supplemental Indenture”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)the Registration Statement, including the Prospectus;

(ii) the Prospectus Supplement;

(iii)the Amended and Restated Certificate of Incorporation of the Company, as further amended and supplemented, and certified by an officer of the Company to be currently in effect (the “Charter”);

(iv)the Amended and Restated Bylaws of the Company, as certified by an officer of the Company to be currently in effect (the “Bylaws”);

SolarCity Corporation

June 10, 2016

(v)the Base Indenture, the One Hundred-and-Eightieth Supplemental Indenture, the One Hundred-and-Eight-First Supplemental Indenture, and specimens of the Series 11 Solar Bonds and Series 12 Solar Bonds;

(vi)the corporate actions (including resolutions of the board of directors of the Company and resolutions of the Offering Committee of the board of directors of the Company) that provide for, among other things, the approval of the Solar Bonds; and

(v)the form of Platform customer agreement and related undertakings to be made by purchasers of Solar Bonds.

We have also examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Solar Bonds will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; and (v) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon written statements and representations of officers and other representatives of the Company.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.When the Series 11 Solar Bonds have been duly executed and authenticated in accordance with the provisions of the Base Indenture (as supplemented by the One Hundred-and-Eightieth Supplemental Indenture) and have been issued and delivered against payment therefor in accordance with the terms and conditions of the Platform (including the Platform customer agreement and related undertakings made by purchasers of Solar Bonds) and in accordance with the Registration Statement, the Series 11 Solar Bonds will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.When the Series 12 Solar Bonds have been duly executed and authenticated in accordance with the provisions of the Base Indenture (as supplemented by the One Hundred-and-Eighty-First Supplemental Indenture) and have been issued and delivered against payment therefor in accordance with the terms and conditions of the Platform (including the Platform customer agreement and related undertakings made by purchasers of Solar Bonds) and in accordance with the Registration Statement, the Series 12 Solar Bonds will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

SolarCity Corporation

June 10, 2016

Our opinion that any document is binding and enforceable is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;
(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
(c)

general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, and Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

[Signature page follows]

SolarCity Corporation

June 10, 2016

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation